Exhibit 16.2

                            [PARITZ & CO. LETTERHEAD]








April 1, 2008


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549
U.S.A.

Ladies and Gentlemen:

We are the former independent auditors for Dalkeith Investments, Inc. (formerly known as Applied Medical Devices, Inc.) (the "Company"). We have read the Company's current report on Form 8-K, dated April 1, 2008 and are in agreement with the disclosure in Item 4.01, in so far as it pertains to our firm. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours very truly,


"PARITZ & CO., PC"


PARITZ & CO, PC